Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 18th day of January, 2005, is by and among MTC Technologies, Inc., an Ohio corporation (the “Buyer”), and David A. Spencer (the “Shareholder”).

RECITALS

A. The Shareholder is the registered owner of all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 (“Common Stock”), of OnBoard Software, Inc., a Texas corporation (the “Company”); and

B. The Shareholder desires to sell to the Buyer, and the Buyer desires to purchase from the Shareholder, all of the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I: DEFINITIONS

“Adjustment Amount” has the meaning set forth in Section 2.2(b).

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Shareholder Employment Agreement, the Flow of Funds Memorandum, the Escrow Agreement, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, certain of the Company’s employees or the Shareholder, as applicable in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Arbitration Firm” has the meaning set forth in Section 2.2(d).

“Audited Financial Statements” has the meaning set forth in Section 4.19(a).

“Bright Horizons” has the meaning set forth in Section 2.4

“Buyer” has the meaning set forth in the preamble.

“Buyer Parties” has the meaning set forth in Section 7.1.

“Cash Payment” has the meaning set forth in Section 2.2(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2(a).

“Child Care Agreement” has the meaning set forth in Section 2.4.

“Child Care Center” has the meaning set forth in Section 2.4.

“Child Care Entity” has the meaning set forth in Section 2.4.

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Retention Payments” means those bonus payments and related payroll taxes in the aggregate amount of Four Million Seven Hundred Eighty-Six Thousand Five Hundred Six Dollars ($4,786,506) made by Company to its employees on or prior to the Closing Date. Schedule 4.12(b) lists the name of each employee of Company receiving a Closing Retention Payment and the amount of such payment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” shall mean any Intellectual Property or rights thereto, owned by the Company or used or held for use in connection with its business.

“Consents” means any consent, approval, authorization, qualification, or waiver of, or notice to, any third party or Governmental Authority.

“Contracts” means all contracts, agreements (including, without limitation, employment, non-disclosure, teaming, subcontracting and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.

“Controlled Group” has the meaning set forth in Section 4.13(a).

“Dispute Notice” has the meaning set forth in Section 6.1.

“Dividend” means the cash dividends and/or distributions made by Company and paid to Shareholder prior to the Closing Date.

“Earnout Payment” has the meaning set forth in Section 2.2(c).

“Earnout Period” has the meaning set forth in Section 2.2(c).

“EBITDA” means, with respect to the Company for any period, the book net income of the Company, calculated in accordance with GAAP, for such period before deductions are made for (a) interest expenses, (b) federal, state and local corporate income and franchise tax expenses, (c) depreciation expenses, (d) amortization expenses, (e) Closing Retention Payments, (f) One Year Retention Payments, (g) Transaction Expenses, and (h) any excess allocated costs, expenses, or overhead from Buyer or any Affiliate of Buyer, as set forth in Section 2.4 hereof. EBITDA shall be adjusted to the extent required by Sections 2.2(c)(v) and 2.4.

“EBITDA Schedule” has the meaning set forth in Section 2.2(c).

“Employee Plans” has the meaning set forth in Section 4.13(a).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the date of this Agreement has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability, alleged or imposed by any Person (including, without limitation, any Governmental Authority).

“Environmental Law” means any federal, state or local law, regulation, rule, ordinance, policy or guideline relating to the Environment implementing or otherwise dealing with the subject matter thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.2(a).

“Escrow Agent” has the meaning set forth in Section 2.2(a).

“Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Excluded Representations” has the meaning set forth in Section 7.3(a).

“Expiration Date” has the meaning set forth in Section 7.3(a).

“Federal Acquisition Regulations” means the Federal Acquisition Regulations as codified in the Code of Federal Regulations at 48 C.F.R. Section 1 et seq.

“Financial Statements” has the meaning set forth in Section 4.19(a).

“Flow of Funds Memorandum” means a memorandum prepared by Shareholder and approved by Buyer prior to Closing directing how the Cash Purchase Price and Section 338(h)(10) Price Adjustment should be paid and wired at Closing, as well as addressing other flow of funds at Closing.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including, without limitation, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials as defined in or the subject of any Environmental Law.

“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any earn-out, contingent or non-compete payments, or (vi) any obligations owed to the Shareholder, the Shareholder’s Affiliates, or any employee which does not relate to the Ordinary Course of Business, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Independent Accountants” means McGladrey & Pullen, LLP, the Company’s current independent accountants.

“Intellectual Property” shall mean any of the following: (i) U.S. and non-U.S. patents, and with respect to either applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and mask works, and applications for registration of either; (iv) internet domain names, applications and reservations therefor, universe resource locators and the corresponding Internet sites and webpages and all intellectual property related thereto (collectively, “Sites”); (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including, but not limited to, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, hardware design and configuration, firmware, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded, but only insofar as any of the foregoing are protected as trade secrets; and (vi) any good will associated with any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.19(a).

“Investment” means any debt or equity interest, directly or indirectly, in any Person.

“IRS” means the Internal Revenue Service.

“Law” means common law and any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Lien” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 7.2(b).

“Losses” has the meaning set forth in Section 7.1.

“Material Customers” has the meaning set forth in Section 4.25(a).

“Material Suppliers” has the meaning set forth in Section 4.25(b).

“One Year Retention Payments” means those bonus payments and related payroll taxes in the maximum aggregate amount of One Million Nine Hundred Thirteen Thousand Nine Hundred Thirteen Dollars ($1,913,913) that are payable by Company to its employees one year after the Closing Date. The Company shall pay an employee a One Year Retention Payment only if (a) the employee executes a Retention Agreement within thirty (30) days of the Closing Date and (b) pursuant to such executed Retention Agreement, the Employee is entitled to receive a One Year Retention Payment. Schedule 4.12(b) lists the name of each employee of Company entitled to receive a One Year Retention Payment if the employee executes and complies with the provisions of his or her Retention Agreement, as well as the amount of such payment.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the Company’s ordinary course of business consistent with past custom and practice.

“Permit” means any permit, license, approval, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the date of this Agreement or that the taxpayer is contesting in good faith by appropriate proceedings, and (b) those matters that are set forth on Schedule 1.1.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preparing Party” has the meaning set forth in Section 6.1.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 4.7(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

“Retention Agreement” means an agreement executed by Company and an employee of Company at or after Closing substantially in the form attached hereto as Exhibit A.

“Returns” means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).

“Reviewing Party” has the meaning set forth in Section 6.1.

“Section 338(h)(10) Price Adjustment” means One Hundred Seven Thousand Three Hundred Thirty-Nine Dollars ($107,339).

“Service Contract Act” means the Service Contract Act of 1965, as amended, as codified in the United States Code at 41 U.S.C. Section 351 et seq.

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Employment Agreement” has the meaning set forth in Section 3.1(c).

“Shareholder Parties” has the meaning set forth in Section 7.1.

“Shares” has the meaning set forth in the recitals.

“Straddle Tax Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Net Worth” means the total assets of the Company minus the total liabilities of the Company as determined in accordance with GAAP.

“Tangible Personal Property” has the meaning set forth in Section 4.7(c).

“Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” has the meaning set forth in Section 6.4.

“Tax Returns” means any report, return or other information required to be supplied to any Taxing Authority in connection with Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Transaction Expenses” has the meaning set forth in Section 8.3.

“Truth in Negotiations Act” means the Truth in Negotiations Act of 1962, as codified in the United States Code at 10 U.S.C. Section 2306 et seq.

“Unpaid One Year Retention Payments” means an amount equal to (a) One Million Nine Hundred Thirteen Thousand Nine Hundred Thirteen Dollars ($1,913,913) less (b) the amount of the One Year Retention Payments actually paid by the Company to its employees (in accordance with the Retention Agreements executed by such employees), including applicable payroll taxes, no later than a year after the Closing Date.

ARTICLE II: PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. At the Closing (as defined in Section 2.3 below), the Buyer shall purchase from the Shareholder, and the Shareholder shall sell, transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including, but not limited to, any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, “Liens”).

2.2 Purchase Price.

(a) Subject to the adjustments in Section 2.2(b), the Buyer shall pay the Shareholder the sum of Thirty Four Million Dollars ($34,000,000) in cash (the “Cash Purchase Price”), the Section 338(h)(10) Price Adjustment, the Unpaid One Year Retention Payments and an amount calculated in accordance with Section 2.2(c) hereof (the “Earnout Payments”) as consideration for the transfer of the Shares at the Closing (the Cash Purchase

Price, the Earnout Payments, the Unpaid One Year Retention Payments and the Section 338(h)(10) Price Adjustment paid to Shareholder may collectively be referred to herein as the “Purchase Price”). The Cash Purchase Price and the Section 338(h)(10) Price Adjustment shall be paid as follows:

(i) Twenty-Five Million Eight Hundred Ninety-Nine Thousand Five Hundred Eighty-One Dollars ($25,899,581) in cash to be paid to the Shareholder at the Closing (“Cash Payment”) by wire transfer of immediately available funds to one or more accounts designated by Shareholder in the Cash Flow Memorandum; and

(ii) One Million Four Hundred Thousand Dollars ($1,400,000) to be deposited at Closing in an interest bearing escrow account (the “Escrow Account”) for the benefit of the Shareholder in accordance with an Escrow Agreement among the Buyer, the Shareholder, and National City Bank, as escrow agent (“Escrow Agent”) in substantially the form set forth as Exhibit B (the “Escrow Agreement”); and

(iii) The Section 338(h)(10) Price Adjustment to be paid in cash to the Shareholder at the Closing by wire transfer of immediately available funds to one or more accounts designated by Shareholder in the Cash Flow Memorandum; and

(iv) Six Million Seven Hundred Thousand Four Hundred Nineteen Dollars ($6,700,419), which amount is the sum of the Closing Retention Payments and the maximum One Year Retention Payments, shall be paid to the Company at the Closing.

The Unpaid One Year Retention Payments shall be paid in cash by Buyer to the Shareholder on the first anniversary of the Closing Date by wire transfer of immediately available funds to one or more accounts designated by Shareholder.

(b) Adjustment Amount. The Cash Purchase Price shall be decreased dollar-for-dollar by an amount, if any, by which the Tangible Net Worth of the Company, as reflected on the final Closing Balance Sheet prepared in accordance with Section 2.2(b)(i), is less than One Million Three Hundred Thousand Dollars ($1,300,000) (the “Adjustment Amount”). The Tangible Net Worth of the Company as reflected on the final Closing Balance Sheet shall include a minimum of Three Hundred Thousand Dollars ($300,000) in cash.

(i) Determination of Adjustment Amount. Within sixty (60) days following the Closing, the Independent Accountants shall deliver to the Buyer and the Shareholder the balance sheet of the Company as of 11:59 p.m. on January 15th, 2005, prepared in accordance with GAAP on a basis consistent with the Company’s December 31, 2003 balance sheet, and in sufficient detail to allow the Buyer and Shareholder to analyze the accuracy thereof (the “Closing Balance Sheet”). Accompanying the Closing Balance Sheet shall be the Independent Accountants’ calculation of the Adjustment Amount (if any), using the amounts contained in the Closing Balance Sheet, and a certification from the Independent Accountants indicating that the Closing Balance Sheet was prepared as required by this Agreement. The Closing Balance Sheet shall (i) not include Indebtedness (including accrued interest), except for an accrual for all capital leases, (ii) be free of federal income Tax liabilities relating to operations prior to Closing, (iii) reflect payment of all receivables owed by Shareholder or his Affiliates to Company at Closing, except for ordinary travel advances, payable in accordance with the Company’s past policies and procedures, (iv) be free of debt owed to the Shareholder and his Affiliates other than rent for Leased Real Property and compensation, expenses and benefits payable in the Ordinary Course of Business, and (v) include an accrual for the amount of the Closing Retention Payments, One Year Retention Payments and all state corporate income or franchise taxes of the Company generated or arising as a consequence of the Election. Except for the specific requirements of this Section 2.2(b)(i), the Closing Balance Sheet shall be determined using the accrual method of accounting. For purposes of calculating the Adjustment Amount, the portion of the Purchase Price paid to the Company pursuant to Section 2.2(a)(iv) shall be added to the Tangible Net Worth calculated in accordance with the Closing Balance Sheet.

(ii) Review of Adjustment Amount. The Buyer and the Shareholder shall each have sixty (60) days after receiving the Closing Balance Sheet and the Independent Accountants’ calculation of the Adjustment Amount to review and notify the other party of its approval or disapproval of same. Buyer and Shareholder shall have reasonable access during normal business hours to the Closing Balance Sheet working papers of the Independent Accountants, in accordance with and adhering to the reasonable policy and procedures of the Independent Accountants for such requests, as well as such other information to the extent reasonably required to complete their timely review of the Closing Balance Sheet. Failure of a party to notify the other party of its approval or disapproval thereof within such 60-day period shall be deemed approval of such party, and if neither party notifies the other of its approval or disapproval, the Closing Balance Sheet and Adjustment Amount shall be deemed to be the final Closing Balance Sheet and Adjustment Amount. In the event a party notifies the other party in writing of its disapproval of all or any portion of the Closing Balance Sheet or the Adjustment Amount within such 60-day period, and such notice specifies the disputed item or items, then the issue in dispute shall be resolved in accordance with Section 2.2(d).

(iii) Payment of Adjustment Amount and Escrow Account. On, or before, the fifth business day after the approval of the Closing Balance Sheet and Adjustment Amount, or the final determination of the Adjustment Amount in accordance with Section 2.2(d), the Buyer and the Shareholder, or a member of the Arbitration Firm (if applicable), shall deliver joint written instructions to the Escrow Agent directing payment of the amounts in the Escrow Account. In the event that the amounts in the Escrow Account are insufficient to pay the entire Adjustment Amount, Buyer shall notify the Shareholder of same and the Shareholder shall, within five (5) business days of such notice, pay to Buyer the remaining Adjustment Amount. The Shareholder shall be obligated for any portion of the Adjustment Amount not paid from the Escrow Account. Any excess amount remaining in the Escrow Account after payment of the Adjustment Amount to Buyer in accordance with this Section 2.2(b)(iii) shall be directed by the parties in writing to be paid to the Shareholder. Payments shall be made by the Escrow Agent in immediately available funds by wire transfer to such bank account as the party entitled to such funds specifies.

(c) Earnout Payments. For each of the years ending December 31, 2005, 2006, and 2007 (the “Earnout Period”), the Buyer shall pay or cause to be paid to the Shareholder an amount to be calculated in accordance with the provisions of this Section 2.2(c).

(i) Determination of EBITDA. Promptly following the conclusion of the Company’s annual year-end audit for each of the years 2005, 2006, and 2007 (but no later than April 1 of the following year), the Buyer will deliver to Shareholder an income statement of Company for such year, prepared in accordance with GAAP, and a schedule (the “EBITDA Schedule”) setting forth the EBITDA of the Company for the relevant period. Accompanying the income statement and EBITDA Schedule shall be a certification from the Buyer’s Chief Financial Officer indicating that the income statement and EBITDA Schedule were prepared as required by this Agreement.

(ii) Review of EBITDA. The Shareholder shall have thirty (30) days after receiving the income statement and EBITDA Schedule to review and notify Buyer of its approval or disapproval of same. The Shareholder and Shareholder’s accountants shall have reasonable access during normal business hours to the income statement and EBITDA Schedule working papers of Buyer and Buyer’s independent accountants, in accordance with and adhering to the reasonable policy and procedures of Buyer’s independent accountants for such requests, as well as such other information to the extent reasonably required to complete their timely review of the income statement and EBITDA Schedule. Failure of the Shareholder to notify Buyer of its approval or disapproval thereof within such 30-day period shall be deemed approval of the Shareholder of the EBITDA Schedule as the final EBITDA Schedule for that year. In the event the Shareholder notifies the Buyer in writing of its disapproval of all or any portion of the income statement and EBITDA Schedule within such 30-day period, and such notice specifies the disputed item or items, then the issue in dispute shall be resolved in accordance with Section 2.2(d).

(iii) Calculation of Earnout. Upon the determination of the final EBITDA Schedule for each year ended December 2005, 2006, and 2007 (in accordance with the procedures set forth above), the Buyer shall pay or cause to be paid to the Shareholder fifty percent (50%) of the amount by which the EBITDA of the Company for such year, as reflected upon the final EBITDA Schedule for such year, exceeds Four Million Seven Hundred Thousand Dollars ($4,700,000). If the EBITDA of the Company for any such year does not exceed Four Million Seven Hundred Thousand Dollars ($4,700,000), no payment to the Shareholder will be due hereunder on account of such year. Any payment made to the Shareholder pursuant to this Section 2.2(c) shall be made within five (5) business days after determination of the final EBITDA Schedule.

(iv) Payment of Earnout. The sum of all additional amounts owing to the Shareholder, under this Section 2.2(c) is collectively referred to as the “Earnout Payments”, and amounts owing to the Shareholder under this Section 2.2(c) will be paid by wire transfer of immediately available funds to an account that is designated in writing by the Shareholder not later than the applicable EBITDA Payment due date.

(v) Separate Subsidiary. During the Earnout Period, the Buyer shall maintain financial records to account for the operations of the Company as if it were a subsidiary of the Buyer, and shall include in such financial records the operations from all projects and contracts required to be referred to the Company pursuant to Section 2.4(e). Buyer shall use such financial records to calculate the Company’s EBITDA, and shall include in calculating the Company’s EBITDA (and any resulting Earnout Payments) any revenues generated by the Company, and revenues generated by Buyer or Buyer’s Affiliates that are based primarily on utilization of the Company’s Intellectual Property, know-how, expertise, products and/or services offered or provided to customers of Company, Buyer or Buyer’s Affiliates. All costs directly attributable to performance of the work to generate the revenues credited to the Company (even if incurred by Buyer or its affiliates) and a fair allocation of the cost of Buyer for resources directly used in generating Company revenue shall be charged to the Company in calculating the Company’s EBITDA (and any resulting Earnout Payment).

(d) Disputes.

(i) Negotiation. If either party objects to the Closing Balance Sheet, the Adjustment Amount, any income statement or any EBITDA Schedule, the Buyer and the Shareholder shall negotiate in good faith to resolve their differences.

(ii) Arbitration Firm. If thirty (30) days have passed since a party made a timely objection pursuant to Section 2.2(b)(ii) or Section 2.2(c)(ii) and the parties are still unable to resolve their differences, then the Shareholder and Buyer shall appoint PricewaterhouseCoopers or a mutually agreeable accounting firm (the “Arbitration Firm”) to determine the matter in dispute, and the decision of the Arbitration Firm shall be binding and conclusive on all parties. The Arbitration Firm shall determine only those issues in dispute and the Arbitration Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Arbitration Firm shall be based solely on presentations with respect to such disputed items by the Buyer and the Shareholder to the Arbitration Firm and not on the Arbitration Firm’s independent review. Each of the Buyer and the Shareholder shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Arbitration Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Arbitration Firm. In deciding any matter, the Arbitration Firm may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Shareholder or less than the smallest value for such item claimed by the Buyer or the Shareholder. The Arbitration Firm’s determination shall be made within thirty (30) days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to the Shareholder and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only if upon a finding that the Arbitration Firm committed manifest error with respect to its determination. Buyer, on the one hand, and the Shareholder, on the other hand, shall each pay one-half of the costs and expenses of the Arbitration Firm.

(iii) Cooperation. For purposes of complying with the terms set forth in this Section 2.2(d), the Buyer and the Shareholder will cooperate with and make available to the other party and its representatives and the Arbitration Firm (if applicable), all information, records, data and working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Balance Sheet, Adjustment Amount, any income statement and any EBITDA Schedule and the resolution of any disputes hereunder.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”), but only upon payment of the Cash Purchase Price (as herein defined, and in the manner herein described), and the exchange of signature pages to this Agreement and all Ancillary Agreements via facsimile transmission, provided that the attorneys for the parties hereto hold in their possession, in escrow, original signature pages to such Closing documents and deliver such originals to the other by overnight delivery, or at such other time and in such other manner as the parties may agree. The Closing will be effective as of 12:01 A.M. EST on the Closing Date.

2.4 Post-Closing Covenants. From and after the Closing and through the Earnout Period: (a) the Buyer shall maintain financial records to account for the operations of the Company as if it were a subsidiary of the Buyer as provided in Section 2.2(c)(v); (b) the Buyer shall cause the Company to operate the Company’s business in a manner reasonably consistent with past practices of the business of the Company; (c) the Buyer shall, and shall cause the Company to, remain in material compliance with all Laws (including but not limited to the Federal Acquisition Regulations); (d) the Buyer shall not, and shall cause the Company not to, take any action that would adversely affect the amount of any Earnout Payments; (e) the Buyer shall refer (or cause to be referred) to Company all projects and contracts, or portions thereof, of Buyer and its Affiliates that primarily utilize Company’s areas of specialized expertise or Company’s Intellectual Property; (f) Buyer shall maintain a financial reporting system that will separately account for the revenues and expenses of Company; (g) Buyer may cause or permit any costs or expenses of Buyer or its Affiliates which are necessary or useful for the business of Company to be allocated to or imposed on Company for purposes of calculating Company’s EBITDA, but in no event shall the annual amount allocated for any cost or expense exceed the cost or expenses incurred by the Company for the same or similar services as of the time such services are replaced by Buyer; and (h) Buyer shall not cause or permit Company to pay a management fee in excess of costs permitted under Section 2.2(c)(v) or other payment to Buyer or any Affiliate of Buyer unless such amount is excluded from the computations of Company’s EBITDA. Further, Shareholder shall have the right, from time to time, to consult with and obtain relevant information from the officers of the Company concerning the operations of the Company and Shareholder’s right to any Earnout Payment.

Additionally, to the extent that the Shareholder is unable to cause prior to Closing the assignment to the Shareholder of the Company’s rights and obligations pursuant to the Company’s agreement (“Child Care Agreement”) with Bright Horizons Children’s Centers, Inc. (“Bright Horizons”) for the development and management of the child development center located at the Company’s headquarters (the “Child Care Center”), the Shareholder shall, as soon as reasonably practicable after Closing, cause the assignment of the Child Care Agreement from the Company to the Shareholder or a Person designated by the Shareholder (the “Child Care Entity”). Pursuant to such assignment, the Child Care Entity shall assume all rights and all liabilities and responsibilities of the Company pursuant to the Child Care Agreement, and shall cause the Company to be fully released from all liabilities and obligations thereunder. The Child

Care Entity shall obtain all necessary consents and approvals from Bright Horizons for such assignment, and shall obtain all necessary permits as were held by the Company for the operation of the Child Care Center. In connection with the assignment of the Child Care Agreement, the Shareholder shall agree to cause the landlord of the premises leased by the Company for use by the Child Care Center to amend the lease to remove from the leased premises the space leased by the Company for use by the Child Care Center, and the Child Care Entity shall undertake to lease such space for purposes of the operation of the Child Care Center for such time that the Child Care Entity desires to operate the Child Care Center at such premises. Furthermore, to the extent not accomplished prior to Closing, the Buyer and the Shareholder agree that all of the assets owned by the Company and used in connection with the operation of the Child Care Center shall be transferred from the Company to the Child Care Entity as soon as such assignment of the Child Care Agreement is effective, at no cost to Shareholder or the Child Care Entity. In the event that Bright Horizons does not consent to the assignment of the Child Care Agreement, or does not grant such consent on terms reasonably acceptable to Shareholder, then, upon receipt of written notice from the Shareholder, the Company shall terminate the Child Care Agreement in accordance with the terms thereof, unless otherwise agreed to in writing between the Shareholder and the Company.

In the event the Buyer or the Company, on or prior to December 31, 2007 determines to sell, transfer, assign or otherwise dispose of (directly or indirectly), other than a sale of inventory in the Ordinary Course of Business, any assets used primarily in the Company’s business (other than to Buyer or any of its Affiliates, in which event the EBITDA arising from such assets shall be allocated to Company for purposes of calculating whether the Company has achieved the targets described in Section 2.2.(c)), or sell voting control or a majority of stock in Company, or cause Company to merge with another Person, then, in the event that the Company’s EBITDA for the most recently completed twelve (12)-month period prior to such event exceeds $4.7 million, then Buyer shall pay Shareholder fifty percent (50%) of the amount by which Company’s EBITDA for the period prior to such event exceeds $4.7 million plus (a) two times (2x) such amount if such event occurs during 2005 or (b) one times (1x) such amount if such event occurs during 2006.

The obligation of Buyer to make any Earnout Payment pursuant to this Agreement shall not be affected by the death or disability of Shareholder or the termination of Shareholder’s employment or other relationship with Company for any reason.

ARTICLE III: CLOSING DELIVERIES

3.1 Deliveries by the Shareholder. At the Closing, the Shareholder shall deliver, or cause to be delivered, to the Buyer the following items:

(a) copies of a certificate of the Shareholder with regard to wiring instructions;

(b) copies of a cross-receipt executed by the Shareholder evidencing the Shareholder’s receipt of the Cash Purchase Price;

(c) copies of a mutually agreeable employment agreement of the Shareholder containing a non-competition agreement (the “Shareholder Employment Agreement”);

(d) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer, and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(e) copies of a mutual release, duly executed between the Shareholder and the Company;

(f) copies of a good standing certificate for the Company issued within sixty (60) days of the Closing Date by the Texas Comptroller of Public Accounts and each state in which the Company is qualified to do business as a foreign corporation;

(g) copies of the Articles of Incorporation of the Company, certified by Secretary of State of the State of Texas and copies of the by-laws of the Company certified by the Shareholder;

(h) the original corporate record books and stock record books of the Company;

(i) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer;

(j) copies of all of the Consents listed on Schedule 4.6 and Schedule 4.7(b);

(k) copies of written resignations of each director and officer of the Company listed on Schedule 3.1(k);

(l) copies of the Escrow Agreement executed by the Shareholder and Escrow Agent;

(m) copies of a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Shareholder;

(n) copies of an opinion letter from the law firm of Jenkens & Gilchrist, P.C.; and

(o) such other documents and instruments as the Buyer shall reasonably request to consummate the transactions contemplated hereby.

3.2 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Shareholder the following items:

(a) the Cash Purchase Price, payable as set forth in Section 2.2(a);

(b) copies of a cross-receipt executed by the Buyer evidencing the Buyer’s receipt of the Shares;

(c) copies of the Shareholder Employment Agreement, duly executed by the Buyer;

(d) copies of a mutual release, duly executed by Shareholder and Company, and consented to by Buyer;

(e) copies of an Incumbency Certificate executed by the Secretary of the Buyer;

(f) copies of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Buyer;

(g) copies of the Escrow Agreement executed by Buyer and Escrow Agent;

(h) copies of all consents required for Buyer to execute and deliver this Agreement and to consummate the transactions hereunder; and

(i) such other documents and instruments as the Shareholder shall reasonably request to consummate the transactions contemplated hereby.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to the Buyer as follows:

4.1 Existence and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Texas and is duly authorized, qualified or licensed to do business as a foreign corporation, or has submitted an application to be so qualified, in each of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the Company is required to be so qualified.

4.2 Power. The Company has all necessary corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted.

4.3 Validity and Enforceability. The Shareholder has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform the Shareholder’s obligations under this Agreement and each of the Ancillary Agreements to which he is a party. This Agreement and each of the Ancillary Agreements to which the Shareholder is a party have been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by the other parties to such agreements, represent the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Shareholder is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements to which Shareholder is a party.

4.4 Capitalization of the Company. The authorized capital stock of the Company consists of One Million (1,000,000) shares of Common Stock, of which One Hundred Thousand (100,000) shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company other than this Agreement. Schedule 4.4 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 4.4, the Company has no Subsidiaries and no Investments.

4.5 No Conflict. Except as set forth on Schedule 4.5, neither the execution by the Shareholder of this Agreement and the Ancillary Agreements to which he is a party, nor the performance by the Shareholder of his obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company or any Law or Order, including without limitation, the Federal Acquisition Regulations and supplements, and the Truth in Negotiations Act, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, Contract, agreement, license or other instrument or oral understanding to which the Company or the Shareholder is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company, except for Liens in favor of the Buyer.

4.6 Consents. Except as set forth on Schedule 4.6, no Consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Shareholder of this Agreement and the Ancillary Agreements to which he is a party or the consummation of the transactions contemplated hereby or thereby.

4.7 Property.

(a) Title. The Shareholder has good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens. The Company does not own any Real Property and does not have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control.

(b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rent, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults by the Company or the lessor, under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or the Shareholder is the owner or lessor of any Leased Real Property.

(c) Tangible Personal Property. Schedule 4.7(c)(i) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of Five Thousand Dollars ($5,000) or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in possession of all Tangible Personal Property. To the extent that the Company has any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control, which such tangible personal property is set forth on Schedule 4.7(c)(ii), the Company has possessed, controlled and maintained such tangible personal property in accordance with any and all requirements of the applicable Governmental Authorities.

(d) Absence of Violations.

(i) None of the Real Property or Tangible Personal Property, nor the leasing, occupancy and/or use of the Real Property or Tangible Personal Property is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation.

(ii) The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. The Company has obtained all permits necessary for the operation of the business of the Company at the Real Property.

(e) Reassessments. There is not now pending, nor to the knowledge of the Shareholder, contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.

(f) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. Neither the Company nor the Shareholder has received any written notice or oral notice of, any such proceeding, and the Shareholder has no knowledge that any such proceeding is contemplated.

(g) Condition of Property. There are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition, subject to normal wear and tear.

4.8 Litigation. Except as set forth in Schedule 4.8, there is no instance in which the Company is or has been within the three-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party or, to the knowledge of the Shareholder, is threatened in writing to be made a party to, any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. Except as set forth in Schedule 4.8, no event has occurred or circumstances exist that could give rise to or serve as a reasonable basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Shareholder, threatened, that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except as set forth in Schedule 4.8, there are no pending or, to the knowledge of the Shareholder, threatened (a) actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property, (b) claims under or pursuant to any warranty, whether express or implied, on products sold by the Company prior to the date of this Agreement, (c) product recalls or post sale warnings, or similar actions by any Governmental Authority, on products sold by the Company, (d) claims against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising or any other claims relating to the violation of any Laws relating to anti-competitive practices or unfair trade practices of any kind, or (e) written claims related to performance or cost issues involving any government contract to which Company is a party. Notwithstanding the foregoing, except as set forth in Schedule 4.8, the Company is not and has not been within the three-year period prior to the date of this Agreement subject to any audit or investigation of any Governmental Authority regarding the Company’s Contracts or business that could be reasonably likely to result in, or has resulted in, a finding or determination on the part of the Governmental Authority that was unfavorable to the Company or its interests.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, the Company is now, and has been, in compliance with all Laws and Orders including, without limitation, those Laws and Orders respecting (a) employment practices (including, without limitation, all payroll and payroll withholding practices associated therewith, the Fair Labor Standards Act, the Service Contract Act and the Office of Federal Contract Compliance Programs), (b) zoning, (c) delivery practices and procedures (including, without limitation, testing, inspection and disclosure of product specifications), (d) intellectual property, (e) anti-competitive practices or unfair trade practices of any kind, (f) the prices charged by the Company in connection with the marketing or sale of any products or services, and (g) all ITAR and foreign activities compliance requirements. The Shareholder has no knowledge of any proposed Law or Order that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company in a manner disproportionate to other companies in the industry.

4.10 Necessary Property and Conditions of Property. The Company is the only operation through which the Company’s business is conducted. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and, together with the assets and properties furnished by Governmental Authorities, all of which are set forth on Schedule 4.7(c)(2) and Schedule 4.17(c) hereto, constitute all of the assets and properties necessary to conduct the Company’s business as it is currently conducted.

4.11 Conduct of Business. Since September 30, 2004, other than the Dividend or as otherwise contemplated by or disclosed in this Agreement, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since September 30, 2004, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability or Indebtedness except (i) current liabilities incurred in the Ordinary Course of Business, and (ii) liabilities under Contracts entered into in the Ordinary Course of Business;

(b) except as set forth in Schedule 4.11(b), sold, assigned or transferred (including, without limitation, transfers to any employees, the Shareholder or Affiliates) any assets or properties except the Dividend or cancelled any debts or claims;

(c) waived any rights of value or suffered any losses not in the Ordinary Course of Business;

(d) purchased, directly or indirectly, any shares of its capital stock or any options;

(e) other than the Dividend or as otherwise contemplated by or disclosed in this Agreement, taken any other material action or entered into any other transaction (including any transactions with employees, the Shareholder or Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) except as set forth on Schedule 4.11(f), (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures or commitments therefore other than in the Ordinary Course of Business;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) except as set forth in Schedule 4.11(b), made any write-off or write-down of, or made any determination to write-off or write-down, any of its assets and properties other than in the Ordinary Course of Business;

(j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(k) other than in the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement, would have been required) to be disclosed in the Schedules to this Agreement;

(l) commenced or terminated any line of business; or

(m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it other than contracts that are to expire in the Ordinary Course of Business.

4.12 Labor Matters.

(a) Union and Employee Contracts. Except as set forth on Schedule 4.12(a), (i) the Company is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company has not agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or, to the knowledge of Shareholder, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. Except as set forth on Schedule 4.12(a), the Company has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five (5) years. Except as described in Schedule 4.9, the Company has complied in all respects with all Laws relating to the employment of labor, including, but not limited to, those related to payment of wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and in the past five (5) years it has not received any written notice alleging that it has failed to comply in any respect with any such Laws.

(b) List of Employees, Etc. Schedule 4.12(b) sets forth a list of all employees (including part-time employees) and consultants of the Company, the rate of all regular, bonus, and special compensation payable to each such Person in any and all capacities, and any regular, bonus, or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then-current accrual of regular payroll compensation. Except as set forth on Schedule 4.12(b), the Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the Closing of the transactions contemplated by this Agreement without notice and without further liability to the Company, subject to applicable Laws relating to employment discrimination, unemployment and/or workers’ compensation. The Shareholder has no knowledge that any employee of the Company intends to terminate his or her employment relationship with the Company.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company (or, where indicated below, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the Company (or, where indicated below, the Controlled Group) has made or is required or has liability to make payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) the most recent determination letters from the Internal Revenue Service with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Plan which is intended to qualify under Section 401(a) of the Code meets, and has met, in all material respects since the effective date of such Employee Plan, the requirements of a “qualified plan” under Section 401(a) of the Code and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its status as a “qualified plan” and nothing has occurred since the date of any such determination that could reasonably give the Internal Revenue Service grounds to revoke such determination.

(e) The Company does not currently have, and at no time has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Women’s Health and Cancer Rights Act of 1998.

(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time in the past five (5) years have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or, to the knowledge of the Shareholder, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any reasonable basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

(j) To the knowledge of Shareholder, with respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent and (ii) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement.

(k) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death, severance or retirement benefits under any Employee Plan or (iii) deferred compensation benefits reflected in the Financial Statements.

(l) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(m) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(n) No Employee Plan provides benefits to any Person who is not a current employee of the Company except as required by Law, or with respect to the administration of 401(k) accounts of former employees that contain a balance of at least $5,000.

(o) All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements.

4.14 Environmental.

(a) There are no underground tanks and related pipes, pumps and other facilities, regardless of their use or purpose, whether active or abandoned, at the Real Property.

(b) To Shareholder’s knowledge, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) The Company is presently, and for the past five (5) years has been, in compliance with all Environmental Laws applicable to the Real Property or its business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the reasonable basis for any liability of any kind pursuant to any Environmental Law.

(d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or any facilities or operations on the Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition at the Real Property; or (iv) been subject to or, to Shareholder’s knowledge, threatened with any governmental or citizen enforcement action with respect to the Real Property.

(f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g) The Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials from the Real Property, spill control plans and environmental agency reports and correspondence.

(h) The Company has not committed any act or failed to commit any act in connection with the performance of services relating to the Environment that could reasonably give rise to any liability or obligation on the part of the Company under any Law.

(i) No person, including, without limitation, any employee of the Company, has been exposed to any Hazardous Material as a result of the operations of the Company which exposure could reasonably give rise to any liability or obligation on the part of the Company under any Law.

4.15 Contracts. Schedule 4.15 sets forth all of the Contracts to which Company is a party or to which any of its assets are bound (other than immaterial service and maintenance Contracts entered into in connection with the Company’s office equipment and machinery which are terminable with not more than ten (10) days’ notice) including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets of the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any directors, officers, employees, Shareholder of the Company or Affiliates of the Shareholder; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or software or other property or services) in excess of Ten Thousand Dollars ($10,000); (g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company;

(h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving a distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of thirty (30) days or less, without liability; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services including, without limitation, service agreements under which the Company is required to provide services to federal and state governments, and/or commercial customers, insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; (n) pursuant to which the Company provides services or products, including, without limitation, the sub-contracting by the Company to any other Person, or by any other Person to the Company of any services or the manufacturing of any products; or (o) relating to a teaming arrangement; or (p) any other contract or agreement. The Company has made available to the Buyer true and complete copies of each such written Contract, as amended to date. Each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15) is a valid, binding and enforceable obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts listed on Schedule 4.15 (or required to be listed on Schedule 4.15): (a) neither the Company nor any other party thereto is in default under or in violation of any Contract, including any requirement that Company employees must be qualified to work within the labor category descriptions mandated in the Contracts; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its rights under any Contract. Each employee of the Company has executed and delivered to the Company the Company’s standard “Memorandum of Employment”. The Company, using budgeting and forecasting assumptions it deems (in good faith) reasonable, does not forecast losses from the performance of its obligations under any of the Contracts. The consummation of the transactions contemplated by this Agreement will not allow a prime contractor to any Contract pursuant to which the Company is a subcontractor any additional right to terminate such Contract. The Company is in compliance with GSA contract clause 552.238-75.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true and complete list and description of all Permits held by the Company and used by it in the conduct of its business. The Company has obtained and currently holds all Permits that are necessary for the conduct of its business as it is currently conducted. The Company is in compliance with the terms of such Permits and there is no pending or, to the knowledge of the Shareholder, threatened termination, expiration or revocation of any of the foregoing. Except for the Permits set forth on Schedule 4.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company, as it is currently conducted.

4.17 Intellectual Property.

(a) Company Intellectual Property. Schedule 4.17(a) sets forth each item of Company Intellectual Property, except that: (i) copyrights, trademarks, and service marks that are not the subject of a registration or application therefor are not listed, and (ii) items included in the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company, and (iii) rights to use Intellectual Property of a third party embedded in any tangible commercial items purchased by the Company are not listed.

(b) The Company as Licensor. Schedule 4.17(b) sets forth each item of Company Intellectual Property that the Company licenses as licensor, together with the identity of the licensee and the license agreement, listed by date, with respect to each such item, except that minor modifications to software owned by any Governmental Authority and modified under any federal government contract are not listed.

(c) The Company as Licensee. Schedule 4.17(c) sets forth each license or other agreement by which the Company has obtained rights under any Intellectual Property, together with the identity of the licensor and the Intellectual Property licensed except that (i) Intellectual Property of any third party to which Company has access under any Government Contract as Government-furnished equipment is not listed, (ii) items included in the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company; and (iii) rights to use Intellectual Property of a third party embedded in any tangible commercial items purchased by the Company shall not be listed.

(d) Sufficiency of Company Intellectual Property; No Violation. The Company Intellectual Property includes all Intellectual Property rights necessary and material to the Company to conduct its business in the Ordinary Course of Business (including, but not limited to, all necessary rights to install licensed Intellectual Property on such CPUs, such numbers of CPUs, and CPUs of such models or processing capacity as currently used, and all rights to use, distribute, modify, license, or permit others to use such Intellectual Property, but only to the extent permitted by the license agreement). None of the Company Intellectual Property owned by the Company is based upon, or is a derivative of, any work of any third party. The Company does not use any Intellectual Property that is not owned by the Company or licensed under an agreement listed in Schedule 4.17(c) except that: (i) Intellectual Property to which Company has access under any Government Contract is not listed, (ii) items included in the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company and (iii) rights to use Intellectual Property of a third party embedded in any tangible commercial items purchased by the Company shall not be listed. The conduct of the Company’s business operations in the Ordinary Course of Business does not violate, infringe, misappropriate, or misuse any Intellectual Property rights or licenses thereof. Except as noted in Schedule 4.17(a), all Company Intellectual Property is useable and operational as used by the Company in the Ordinary Course of Business and materially in accordance with any specifications or documentation relating to such items.

(e) Access to Company Intellectual Property. Copies of all items of Company Intellectual Property owned by the Company that have been reduced to writing or other tangible form have been either made or will be made available or delivered to the Buyer (including true and complete copies of all related licenses and amendments and modifications thereto). The Company has not commissioned or received any reports, studies, or opinions analyzing any of the Company’s rights pursuant to any Company Intellectual Property.

(f) Status of Licenses; No Violation. To the extent the Company uses any Company Intellectual Property under a license in the Ordinary Course of Business, including that listed in Schedule 4.17(c), the Company is not in material default of any such license, and no notice of a default of such license has been sent or received by the Company or the Shareholder that remains uncured, and the execution, delivery, or performance of the Company’s obligations under this Agreement and the Ancillary Agreements will not result in any such default. Each such license agreement is a legal, valid, and binding obligation of the Company and, to the knowledge of the Shareholder, the relevant other parties thereto. Each such license agreement is enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally, and the transactions contemplated by this Agreement will not breach the terms thereof.

(g) Ownership of Company Intellectual Property. Except as set forth on Schedule 4.17(g), the Company is the owner of the Company Intellectual Property or has licensed rights under the licenses set forth in Schedule 4.17(c) with respect to the Company Intellectual Property, (except that: (i) Intellectual Property to which Company has access under any Government Contract is not listed, and (ii) items included in the definition of Intellectual Property above, shall be listed only if they are of a nature that reasonably allows for the listing thereof and are material to the business of the Company) and such ownership and licenses are free and clear of any Liens, without obligation to pay any royalty or any other fees with respect to the ownership or license thereof.

(h) Claims Received by the Company. There are no claims against or brought by the Company concerning the Company’s Intellectual Property, and neither the Company nor the Shareholder have received notice of any such claim, nor have knowledge of a threat of any such claim, concerning the Company Intellectual Property. There are no third-party claims pending, or to the knowledge of the Shareholder, asserted, that: (i) challenge the right of the Company to use, distribute, modify, license, or permit others to use any Company Intellectual Property or allege any violation, infringement, misuse, or misappropriation by the Company or indicate that the failure to take a license would result in any such claim, or (ii) challenge the ownership rights of the Company in any Company Intellectual Property owned by Company or assert any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

(i) Claims Made by the Company. The Company has made no claim, and there are no events or circumstances that could give rise to or serve as a legitimate basis for a claim, of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of its rights to, or in connection with, any Company Intellectual Property. The Company has entered into no agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course of Business.

(j) No Consultants or Contractors as Developers. The Company has not used the services of any consultants or contractors in connection with the creation or development of any Company Intellectual Property. All persons who assisted in the Company’s creation or development of any Company Intellectual Property were employees of the Company at the time of such creation or development, and their work product constitutes a “work for hire”. Each employee who developed or assisted in the creation or development of the Company Intellectual Property has entered into an agreement assigning rights to the creation or development to the Company, and such agreement has reasonably adequate confidentiality provisions. No employee who entered into such agreements with the Company excluded as part of that agreement any inventions, improvements, or works of authorship from the property of the Company or declared that such items are not “works made for hire”.

(k) Confidentiality Agreements. Except as set forth in Schedule 4.17(k), the Company has entered into confidentiality agreements with all current employees of the Company, and all employees who participated in the Company’s development of any Company Intellectual Property whose employment was terminated in the twelve (12) months preceding the Closing Date. The agreements include provisions that protect and preserve the confidentiality of all the Company’s trade secrets and other proprietary and confidential information, including know-how, source codes, customer information, schematics, discoveries, formulae, improvements, ideas, and the Company has not authorized or permitted any former employee to disclose, use, copy, publish, summarize or remove from the Company’s premises any Company Intellectual Property. Except as set forth in Schedule 4.17(k) all disclosure of such information to, and use by, any third party (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Order) has been pursuant to the terms of a written confidentiality agreement between such third party and the Company. The Company has neither breached any agreements of non-disclosure or confidentiality nor is it currently alleged or claimed to have done so. The Company has taken reasonable precautions and steps to protect the secrecy, confidentiality, and value of all of its trade secrets.

(l) Government Compliance. With respect to the Company Intellectual Property, the Company is not in default of any government contracts or regulations, including, but not limited to, any Federal Acquisition Regulations (FARS) or Defense Federal Acquisition Regulations (DARS) that may apply thereto. Company Intellectual Property has been developed solely at the Company’s expense, with no costs being allocated to any Contract with any Governmental Authority, except that minor modifications to software owned by any Governmental Authority and modified under any Government Contract are not listed. Except with respect to the licenses set forth on Schedule 4.17(b) and Schedule 4.17(c), (and except minor modifications to software owned by the Governmental Authority and modified under any federal government contract) no Governmental Authority, nor any other Person has rights of ownership or license to, or may claim rights of ownership or license to the Company Intellectual Property.

4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including, without limitation, title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a upward adjustment in premiums under any of the insurance policies set forth on Schedule 4.18. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To Shareholder’s knowledge, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

4.19 Financial Statements.

(a) Schedule 4.19 sets forth true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2003, and the related audited statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of September 30, 2004, and the related unaudited statement of income for the nine-month period then ended (the “Interim Financial Statements”) (the Audited Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”).

(b) The Audited Financial Statements present fairly, in all material respects, the financial position, results of operations, Shareholder’s equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company at the date and for the period indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistent with the Audited Financial Statements, except for the absence of footnotes and customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.

(c) The Company’s books and records for each and every Contract with a Governmental Agency are maintained in compliance with the requirements and standards of the Defense Contract Auditing Agency, GSA pricing schedules, and all other applicable governmental or agency Laws, rules and requirements. The Company has disclosed to the Buyer (i) all significant deficiencies in the design or operation of internal controls that that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Buyer any material weaknesses in such internal controls, (ii) any significant changes in the Company’s internal controls or in other factors that could, to the knowledge of Shareholder, significantly affect internal controls during or subsequent to any of the periods covered by the Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses, and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s controls and procedures.

4.20 Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected in the Financial Statements, (ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business; or (iii) as otherwise set forth on Schedule 4.20.

4.21 Accounts Receivable. Except as listed on Schedule 4.21, all accounts and notes receivable of the Company represent sales actually made or services actually performed in the Ordinary Course of Business or valid claims for which full performance has been rendered by the Company. The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. Except as listed on Schedule 4.21, all of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserves and retainages therefor, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or, to the knowledge of Shareholder, threatened. Except as listed on Schedule 4.21, all of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom is the Shareholder or Affiliates of the Company or the Shareholder.

4.22 Bank Accounts. Schedule 4.22 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

4.23 Indebtedness. Schedule 4.23 sets forth a true and complete list of the individual components (indicating the amount and the Person to who such Indebtedness is owed) of all of the Indebtedness outstanding with respect to the Company as of the dates indicated in such Schedule.

4.24 Taxes.

(a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed on or before the date of this Agreement, have been or will be filed when due in accordance with all applicable Laws.

(b) All filed Returns with respect to Pre-Closing Tax Periods correctly reflect the income, business, assets, operations, activities and status of the Company. The Company is currently not a beneficiary of any extension of time within which to file any Return.

(c) No Return of the Company with respect to any Pre-Closing Tax Period ending in the last five (5) years has ever been audited by any Taxing Authority.

(d) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for income, property and franchise Tax liabilities reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(e) The Company is not, and has not been, a party to any contract under which any Person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

(f) All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been or will be timely paid or withheld and remitted to the appropriate Taxing Authority.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no any action, suit or proceeding now pending, or to the knowledge of the Shareholder, any action, suit, claim, audit or investigation threatened, against or with respect to the Company in respect of any Tax.

(i) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

(j) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

(k) Schedule 4.24(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

(l) Neither the Company nor the Shareholder has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that Governmental Authority.

(m) The Company has withheld and timely paid (or will timely pay) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(n) The Company has disclosed on its federal income Tax Returns all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

(p) So long as a proper Section 338(h)(10) election is made, the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Laws of any jurisdiction) as a result of change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period.

(q) The Company is not a party to any Tax allocation or sharing agreement, except for Tax allocation or sharing agreements set forth in certain capital and real estate leases to which the Company is a party.

(r) The Company had in effect at all times valid elections under Section 1362 of the Code, or its equivalent, and similar provisions of the applicable state laws (where required or allowed) to be taxed as an “S” Corporation for all tax years and is eligible to make an election under Section 338(h)(10) of the Code.

(s) The Shareholder is not a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company has no permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code and Buyer is not required to withhold tax on the purchase of the Shares by reason of Section 1445 or any other provisions of the Code. The Company has not participated in an international boycott within the meaning of Section 999 of the Code. None of the assets or properties of the Company (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (iii) is required to be treated as property owned by another under the provisions of former Section 168(f)(8) of the Code. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code. The tax basis of the Company in its assets is as set forth in its financial and tax records.

4.25 Customers, Suppliers and Subcontractors.

(a) Schedule 4.25(a) sets forth all customers of the Company that accounted for two percent (2%) or more of the revenues of the Company for each of the years ended December 31, 2002 and 2003 (“Material Customers”). Except as set forth on Schedule 4.25(a), (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholder does not have knowledge that any such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or, to the knowledge of the Shareholder, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

(b) Schedule 4.25(b) sets forth the twenty (20) largest suppliers of the Company for each of the years ended December 31, 2002 and 2003 (“Material Suppliers”). Except as set forth on Schedule 4.25(b), (i) all Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholder does not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or, to the knowledge of the Shareholder, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

(c) Schedule 4.25(c) sets forth all subcontractors engaged by the Company for each of the years ended December 31, 2002 and 2003. Except as set forth on Schedule 4.25(c), (i) all subcontractors continue to be available to the Company to be engaged as subcontractors and none of such subcontractors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Shareholder does not have any knowledge that such reduction will occur; (ii) no subcontractor has terminated its relationship with the Company or, to the knowledge of the Shareholder, has threatened to do so; and (iii) the Company is not involved in any claim, dispute or controversy with any of its subcontractors that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. Except as set forth in Schedule 4.25(c), no subcontractor of the Company represents a sole source of supply for work and services used in the conduct of the Company’s business.

4.26 Disclosure. Neither the Shareholder nor the Company has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. Neither this Agreement (including the Exhibits and Schedules hereto), nor the Ancillary Agreements, nor any other agreement, document, certification or written statement furnished to the Buyer by or on behalf of the Company in connection with the transactions contemplated hereunder (a) contains any untrue statement of a material fact made by Shareholder or (b) when read in conjunction with all such other documents, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.27 Related Party Transactions. Except as set forth on Schedule 4.27, none of the Company, the Shareholder or any of their respective Affiliates, nor any current or former director, officer or key employee of the Company, (a) has or during the last three (3) fiscal years has had, any direct or indirect material interest in (i) or during the last three (3) fiscal years was, a director or officer of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any property, asset or right that is owned or used by the Company in the conduct of its business, or (b) is, or during the last three (3) fiscal years has been, a party to any agreement or transaction with the Company not in the Ordinary Course of Business. Except as set forth on Schedule 4.27, there is no outstanding Indebtedness owed by the Company to any current or former director, officer, employee or consultant of the Company or the Shareholder or any of their Affiliates to the Company, other than for compensation, benefits and expenses as directors, officers or employees of Company or in the Ordinary Course of Business.

4.28 Brokers. No Person has acted directly or indirectly as a broker or finder for the Company or the Shareholder in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Shareholder.

4.29 Inventory. All inventory reflected on the Financial Statements is of a quantity and quality which is usable and salable, is now, and on the Closing Date, will be, located on the business premises of the Company, and has been acquired by the Company only in bona fide transactions. The inventory is not valued in excess of the lower of cost or market value. The Company has now and on the Closing Date will have valid, legal title to all inventory free and clear of all Liens, and no customer of the Company is entitled to any return of, or allowance with respect to, any sale of any inventory by the Company to such customer on or before the Closing Date.

4.30 Cost and Earnings in Excess of Billings. All “cost and earnings in excess of billings” as reflected on the Financial Statements represent sales actually made or services actually performed or valid claims for which all required performance has been rendered by the Company, and will not be disallowed by the customer when actually billed. All such items are fairly valued on the Financial Statements and there exists no counterclaims, defenses, or offsetting claims with respect to such amounts.

4.31 Warranty Obligations. The Company has not sold or supplied any goods or inventory which were, are, or to the knowledge of the Shareholder, are reasonably expected to become, faulty or defective or which do not comply in all respects with all warranties expressly or impliedly made by the Company. All goods or inventory manufactured, sold, or delivered by the Company are in conformity with all contractual commitments, and there is no claim, liability, or obligation for replacement or repair thereof, or for any damages or losses in connection therewith, which in the aggregate, exceeds Fifty Thousand Dollars ($50,000). The Company does not have any liability or obligation arising out of any injury to individuals or property as a result of the ownership, possession, or use of any goods or inventory that were manufactured, sold, or delivered by the Company. This representation shall be limited to products produced prior to Closing and claims and expenses in excess of warranty reserves.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Shareholder as follows:

5.1 Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

5.2 Power. Buyer has all necessary corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and Buyer’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Buyer.

5.3 Validity and Enforceability. Buyer has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement and each of the Ancillary Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer, and, assuming due authorization, execution and delivery by the Shareholder, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Buyer is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.4 No Conflict. Neither the execution of this Agreement and the Ancillary Agreements to which Buyer is a party, nor the performance by the Buyer of its obligations hereunder or thereunder will violate or conflict with (a) the Buyer’s Articles of Incorporation or Code of Regulations, or (b) any Law or Order, or (c) any material Contract.

5.5 Consents. No Consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokers. No Person has acted directly or indirectly as a broker or finder for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

5.7 Disclosure. The Buyer has not withheld from the Shareholder any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operation or prospects of the Buyer’s business requested by Shareholder. Neither this Agreement (including the Exhibits and Schedules hereto) nor the Ancillary Agreements: (a) contains any untrue statement of a material fact made buy Buyer or (b) or omits to state, when read in conjunction with all of the information contained in such documents, a material fact necessary in order to make the statements contained herein or therein not misleading.

5.8 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

5.9 No Other Representations. The Buyer acknowledges that, except for the representations and warranties of the Shareholder contained in Article IV of this Agreement (including the Schedules hereto) and any Ancillary Documents, (a) the Shareholder does not make any representations or warranties, express or implied, and (b) the Shareholder does not make any representations and warranties with respect to any projections, predictions, forecasts, estimates or budgets (except that the assumptions underlying such projections, predictions, forecasts, estimates or budgets were reasonable at the time made, were made in good faith, and were based upon information known or which should have been known to Shareholder at such time) made available to the Buyer or its legal counsel, accountants or advisors by any means or media (including, without limitation, in connection with management presentations or any information memoranda).

ARTICLE VI: TAX MATTERS

6.1 Returns. The Shareholder, at his expense, shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Pre-Closing Tax Period (which shall include preparation of all Returns for the stub period ending on or before the Closing Date). The Buyer, at its expense, shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Straddle Period or Post-Closing Tax Period. The party responsible for preparing a Return (the “Preparing Party”) shall have authority to determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Returns; provided, however, that Returns for any Pre-Closing Tax Period will be prepared by treating items on such Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. Except with respect to Returns for a Post-Closing Tax Period, the Preparing Party shall provide, or cause to be provided, to the other party (the “Reviewing Party”) drafts of all Returns required to be prepared and filed by the Preparing Party under this Section 6.1 at least thirty (30) days prior to the due date for the filing of such Returns (including any extensions). At least fifteen (15) days prior to the due date for the filing of such Returns (including any extensions), the Reviewing Party will notify the Preparing Party of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Reviewing Party may have to any items set forth on such draft Returns (a “Dispute Notice”). The Buyer and the Shareholder shall consult and resolve in good faith any such objection. The Preparing Party shall not file, or cause to be filed, any Return (other than Returns for a Post-Closing Tax Period) without the prior written consent of the Reviewing Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if the Reviewing Party shall not have delivered a Dispute Notice fourteen (14) days prior to the due date of a Return or the objections contained in a Dispute Notice related to such Return have been finally resolved by Buyer and the Shareholder.

6.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a Straddle Tax Period will be apportioned between the periods before and after Closing as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (b) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between the periods before and after Closing as though the taxable year of the Company terminated at the Closing and the Company had determined its taxes on the accrual basis. The Shareholder will be liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period and that portion of a Straddle Tax Period occurring prior to Closing, whether shown on any original Returns or amended Returns for the period referred to in such Returns. The Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period and that portion of a Straddle Tax Period occurring after Closing, whether shown on any original Returns or amended Returns for the period referred to in such Returns. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements to which Buyer and Shareholder are parties will be borne and paid equally by the Shareholder, on the one hand, and the Buyer, on the other hand, when due, and the Shareholder, at the shared expense of Buyer, on the one hand, and the Shareholder, on the other hand, will cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees.

6.3 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods and Straddle Tax Periods, the Buyer and the Company, on the one hand, and the Shareholder, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

6.4 Controversies. The Buyer shall notify the Shareholder in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the date of this Agreement) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Tax Period for which the Shareholder may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). With respect solely to Pre-Closing Tax Periods, the Shareholder will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Shareholder will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period or Straddle Tax Period, without the prior written consent of the Buyer. The Buyer will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Shareholder, or any Affiliate of the Shareholder for any Pre-Closing Tax Period or Straddle Tax Period, without the prior written consent of the Shareholder. The

Shareholder and the Buyer shall each keep the other fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholder and the Buyer shall each, in good faith, allow the other to consult with him or it regarding the conduct of or positions taken in any such proceeding.

6.5 Amended Returns. The Shareholder may not file or cause or permit to be filed any amended Returns that affect or may affect the Tax liability of the Buyer, the Company, or any Affiliate of the foregoing for any Post-Closing Tax Period or Straddle Tax Period, without the prior written consent of the Buyer. The Buyer shall not file or cause or permit to be filed any amended Returns covering any period or adjusting any Taxes for a period that includes any period prior to the date of this Agreement without the prior written consent of the Shareholder. The Shareholder shall cooperate with the Company and the Buyer in obtaining Tax refunds, including through the filing of amended Returns or refund claims. The Buyer shall pay or cause to be paid to the Shareholder any Tax refunds received by the Buyer attributable to any Pre-Closing Tax Period or that portion of a Straddle Tax Period occurring before Closing.

6.6 Allocation of Purchase Price. The Buyer and the Shareholder agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company as mutually agreed between the parties, and for all purposes (including Tax and financial accounting) in a manner consistent with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder. Each of the Shareholder, the Buyer and any of their respective Affiliates will adhere to, and be bound by, such allocation for foreign, U.S. federal, state or local income tax purposes. None of the Shareholder, the Buyer and any of their respective Affiliates will take any position contrary to such allocation unless required to do so by applicable Tax Laws.

6.7 Section 338(h)(10) Election.

(a) Buyer and Shareholder agree, with respect to the acquisition of the Shares pursuant to this Agreement, to prepare, execute, and file the election provided by Section 338(h)(10) of the Code and any comparable election under state, county, or local law (collectively and separately the “Election”). Each party shall provide to the other all information reasonably necessary to permit the making of the Election. Buyer shall, no later than thirty (30) days prior to the last date for filing a timely Election, execute and file Internal Revenue Service Form 8023 and all other forms, returns, elections, schedules, and documents as may be required to effect and preserve a timely Election.

(b) In connection with the Election and no later than thirty (30) days prior to the last date for filing a timely Election, Buyer shall in good faith (i) determine the amount of the “adjusted grossed-up basis” of the Company’s assets (within the meaning of Treasury Regulations adopted under Section 338(h)(10) and pursuant to Section 6.6, (ii) allocate the adjusted grossed-up basis among the Company’s assets in accordance with the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), and (iii) permit Shareholder to review and comment on the Allocation. The Shareholder and Buyer will not take any position inconsistent with the Election, the Allocation, or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that Shareholder shall be entitled to take into account his Transaction Expenses when calculating such gain or loss; and provided further, however, that if, in any audit of any Tax Return of the Shareholder, Company or Buyer by a Taxing Authority, the fair market values are finally determined to be different from the Allocation, Buyer, Company and Shareholder may take any position or action consistent with the fair market values as finally determined in such audit, but shall not be obligated to do so if such audit is not binding on such Person. Subject to the preceding sentence, Buyer shall allocate the adjusted grossed-up basis among the Company’s assets in a manner consistent with the Allocation and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise.

(c) Notwithstanding any other provision contained in this Agreement, the Company shall pay all state corporate income and franchise taxes imposed on the Company generated by or arising as a consequence of the Election (which tax amounts shall be accrued on the Closing Balance Sheet).

6.8 Actions on Closing Date Controlled by Buyer. Buyer covenants that it will not and will not cause or permit Company or any Affiliate of Buyer to take any action on the Closing Date other than the Election or in the Ordinary Course of Business, including, without limitation, the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or give rise to any loss to the Shareholder with respect to any Pre-Closing Tax Period or Straddle Tax Period.

ARTICLE VII: REMEDIES

7.1 General Indemnification Obligation. Subject to the limitations contained in Section 7.3, the Shareholder shall indemnify and hold harmless the Company, the Buyer, and its officers, directors, employees, agents and Affiliates (“Buyer Parties”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) sustained by any Buyer Party based upon, arising out of or otherwise in respect of (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Shareholder contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement to which the Shareholder is a party, (b) any Indebtedness or Transaction Expenses of Company not fully paid prior to the Closing, other than liabilities included in the final Closing Balance Sheet, (c) the matters described in Schedule 4.8 (but only to the extent that the aggregate amount of any Losses relating thereto exceeds the accrual for such Losses on the Closing Balance Sheet) or Schedule 4.9, (d) any Taxes of Company attributable to any Pre-Closing Tax Period or that portion of a Straddle Tax Period occurring prior to the Closing not fully paid when due and payable, and not listed as a liability on the final Closing Balance Sheet, or (e) all Losses arising from or pursuant to (i) the Child Care Agreement or (ii) the operation of the Child Care Center prior to or after the Closing Date, including any period after the delivery of notice of termination of the Child Care Agreement until the termination thereof, as provided in Section 2.4 hereof, or (iii) the assignment of the Child Care Agreement from the Company to the Child Care Entity. The Buyer shall indemnify and hold harmless the Shareholder and his agents and Affiliates (“Shareholder Parties”) from and against any and all Losses sustained by a Shareholder Party based upon, arising out of or otherwise in respect of (x) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement

(including any Schedule or Exhibit attached hereto) or any Ancillary Agreement to which the Buyer is a party, (y) any Taxes of Company attributable to any Post-Closing Tax Period or that portion of a Straddle Tax Period occurring after the Closing, and (z) Company’s operation of its business on or after the Closing Date.

7.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after a Shareholder Party, on the one hand, or a Buyer Party, on the other hand, becomes aware of any claim that such Person has under Section 7.1 that may result in a Loss (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the party indemnifying such Person (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. After receipt of a Claims Notice, the Indemnifying Party may make such investigation of the Liability Claim as it shall deem necessary or desirable, and the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the Liability Claim.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (ii) the Liability Claim primarily seeks monetary damages (the conditions set forth in clauses (i) through (ii) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), then (x) the Indemnified Party shall cooperate fully with the Indemnifying Party in defending the Liability Claim, (y) as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement and (z) the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the

Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief. An Indemnified Party may not settle a Liability Claim without the written consent of the Indemnifying Party unless (W) the Indemnifying Party has received the Claims Notice related to such Liability Claim, (X) the Indemnifying Party has had a reasonable period of time to investigate such Liability Claim with the cooperation of Indemnified Party, (Y) the Indemnified Party has delivered a written request to the Indemnifying Party asking the Indemnifying Party to confirm that it is liable for such Liability Claim pursuant to and subject to the limits contained in this Article VII and (Z) the Indemnifying Party has not, within ten (10) business days following its receipt of the foregoing written request, agreed in writing that it is liable for such Liability Claim pursuant to and subject to the limits contained in this Article VII.

7.3 Survivability; Limitations.

(a) The representations and warranties of the Shareholder and the Buyer contained in this Agreement or in any Ancillary Agreement will survive for a period ending eighteen (18) months after the date of this Agreement (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to fraud or a breach of or inaccuracy in the representations and warranties set forth in Section 4.13 (Employee Benefit Plans), Section 4.14 (Environmental), the first sentence of Section 4.19(e) (DCAA audits) and Section 4.24 (Taxes) will be the expiration of the applicable statute of limitations; (ii) there will be no Expiration Date for any Liability Claim: (A) for which common law fraud is established, or (B) relating to claims based on a breach of or inaccuracy in the representations and warranties set forth in Section 4.4 (Capitalization), and the first two sentences of Section 4.7(a) (Title to Shares) (the representations and warranties identified in clause (ii) above, the “Excluded Representations”); and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2 on or before such Expiration Date, or any potential Liability Claim described in specific detail in a Claims Notice which has been given in accordance with Section 7.2 on or before the Expiration Date, may continue to be asserted and indemnified against until finally resolved. Except as provided in (iii) above, no claim for indemnification may be made under Section 7.1 after the relevant Expiration Date. All of the covenants and agreements of the Shareholder and the Buyer contained in this Agreement will survive after the date of this Agreement until the expiration of any applicable statute of limitations.

(b) Notwithstanding anything to the contrary contained in this Article VII, the Shareholder will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Excluded Representations), until the aggregate amount of all such Losses sustained by the Buyer exceeds One Hundred Fifty Thousand Dollars ($150,000), in which case the Shareholder will be liable for all such Losses from the first dollar of loss without regard to such amount provided, however, any Loss, which is less than Two Thousand Dollars ($2,000) (excluding fees) after aggregating such Loss with all Losses of a similar nature (i.e., uncollectible receivables) shall be excluded from Losses entitled to indemnification. Losses with respect to Excluded Representations will be subject to indemnification from the first dollar of loss.

(c) The maximum aggregate indemnification obligations of the Shareholder to the Buyer pursuant to Section 7.1 (excluding the Excluded Representations) made by the Shareholder in this Agreement will not exceed Five Million Dollars ($5,000,000).

7.4 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies under this Article VII, may sue in equity for specific performance of such covenant, and each party expressly waives the defense that a remedy in damages will be adequate.

7.5 Setoff. An Indemnified Party is entitled to recover any indemnification payment or other amount due from an Indemnifying Party by setting off and retaining any amounts due or to become due from the Indemnified Party to the Indemnifying Party, provided the Indemnified Party complies with all of the provisions contained in this Article VII and gives the Indemnifying Party proper written notice of such setoff.

7.6 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

7.7 Exclusive Remedies. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement; provided, however, that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled.

7.8 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or the Ancillary Agreements. Furthermore, in the event any losses, liabilities or damages related to a claim by a Buyer Party are covered by insurance, the Buyer Party shall use commercially reasonable efforts to seek recovery under such insurance and the Buyer Party shall not be entitled to recover from the Shareholder (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent the Buyer Party recovers the insurance payment specified in the policy.

7.9 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

7.10 Mitigation. The Buyer Parties and Shareholder Parties shall use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a Liability Claim.

ARTICLE VIII: MISCELLANEOUS

8.1 Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Shareholder shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company, in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2 Press Release and Announcements. Subject to applicable Law and exchange rules, the Shareholder, the Company, and the Buyer may not issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby unless such press release or public announcement is mutually agreed to by the Shareholder and the Buyer.

8.3 Expenses. Each of the parties shall bear its respective costs, fees and expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all legal accounting, broker and investment banking fees and other related expenses (collectively “Transaction Expenses”). The Company may pay, at or prior to Closing, all Transaction Expenses of the Shareholder arising out of the documentation of this Agreement and consummation hereof, subject to maintaining the minimum cash and net worth balances provided in Section 2.2(b) hereof.

8.4 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the previous sentence, the Buyer may, without the consent of the Shareholder, assign its rights under this Agreement to any of its Affiliates, so long as Buyer remains liable for any obligations under this Agreement of such assignee and such assignment does not adversely affect any amounts due Shareholder.

8.5 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

8.6 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other documents delivered under this Agreement,

constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Shareholder. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

8.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word “knowledge” shall mean the actual knowledge of the Shareholder, as well as knowledge which reasonably should have been known to the Shareholder in the ordinary course of his duties as an officer, director, or employee of the Company.

8.8 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

8.9 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one (1) business day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Shareholder:

David A. Spencer

with a copy to:

Holland & Knight LLP
2099 Pennsylvania Avenue, N.W.
Suite 100
Washington, DC 20006
Attention: William J. Mutryn, Esq.
Facsimile No.: (202) 955-5564

and an additional copy to:

Jenkens & Gilchrist, P.C.
112 East Pecan Street
Suite 900
San Antonio, Texas 78205
Attention: Philip D. Freeman, Esq.
Facsimile No.: (210) 246-5999

If to the Buyer:

MTC Technologies, Inc.
4032 Linden Avenue
Dayton, Ohio 45432
Attention: Mr. Michael Gearhardt
Facsimile No.: (937) 252-1690

with copies to:

Coolidge, Wall, Womsley & Lombard
33 West First Street
Suite 600
Dayton, Ohio 45402
Attention: Jonas J. Gruenberg
Facsimile No.: (937) 223-6705

Any party may change its address or facsimile number for the purposes of this Section 8.9 by giving notice as provided in this Agreement.

8.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

8.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.12 Arbitration of Disputes. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties and any Person claiming through a party (e.g., Buyer Parties, Shareholder Parties, Indemnified Party, Indemnifying Party), or any dispute arising out of the interpretation or application of this Agreement or any dealings between the parties and/or their respective directors, officers, employees or agents, which the parties are not able to resolve, will be settled exclusively by arbitration in Dayton, Ohio if commenced by Buyer (or a Person claiming through Buyer) or in San Antonio, Texas if commenced by Shareholder (or a Person claiming through Shareholder) by a single arbitrator pursuant to the American Arbitration Association’s

Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, then in effect and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator will have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator will be mutually chosen from a panel of licensed attorneys familiar with the subject matter of this Agreement having at least fifteen (15) years of professional experience and will be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled. Neither the parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to enforce award or to comply with legal or regulatory requirements. Before making any such disclosure, the party intending to make the disclosure shall give the other party written notice of such intention and shall afford the other party a reasonable opportunity to protect its interests, which such period shall not be less than twenty (20) days from the non-disclosing party’s receipt of the aforementioned written notice.

8.13 No Third-Party Beneficiaries. Except as expressly provided in and limited by Sections 7.1 and 7.2 of this Agreement, no person or entity is intended to be a third-party beneficiary of any provision of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

MTC Technologies, Inc., an Ohio corporation

By:	/s/ Michael Gearhardt
Name:	Michael Gearhardt
Title:	Sr. VP and CFO

SHAREHOLDER:

/s/ David A. Spencer
David A. Spencer, Shareholder